Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: RAIT FUNDING, LLC, a Delaware limited liability company, et al.[1] Debtors.	Chapter 11 Case No. 19-11915 (BLS) (Jointly Administered)

DEBTORS’ JOINT CHAPTER 11 PLAN

Patrick A. Jackson (Del. Bar No. 4976)
Joseph N. Argentina, Jr. (Del. Bar No. 5453)
DRINKER BIDDLE & REATH LLP
222 Delaware Avenue, Suite 1410
Wilmington, DE 19801
Tel:  (302) 467-4200
Fax: (302) 467-4201
Patrick.Jackson@dbr.com
Joseph.Argentina@dbr.com

Michael P. Pompeo (admitted pro hac vice)
Brian P. Morgan (admitted pro hac vice)
DRINKER BIDDLE & REATH LLP
1177 Avenue of the Americas, 41st Floor
New York, NY 10036-2714
Tel:  (212) 248-3140
Fax:  (212) 248-3141
Michael.Pompeo@dbr.com
Brian.Morgan@dbr.com

Proposed Counsel to the Debtors and Debtors in Possession

Dated: October 14, 2019

11

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: RAIT Funding, LLC, a Delaware limited liability company (9983); RAIT Financial Trust, a Maryland real estate investment trust (9819); RAIT General, Inc., a Maryland corporation (9987); RAIT Limited, Inc., a Maryland corporation (9773); Taberna Realty Finance Trust, a Maryland real estate investment trust (3577); RAIT JV TRS, LLC, a Delaware limited liability company (3190); and RAIT JV TRS Sub, LLC, a Delaware limited liability company (4870).  The mailing address for all Debtors is Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103 (Attn: John J. Reyle).

i

Exhibit 2.1

TABLE OF CONTENTS

Page

INTRODUCTION	1
ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES	1
1.1	Defined Terms1
1.2	Rules of Interpretation11
1.3	Computation of Time11
1.4	Governing Law11
1.5	Reference to Monetary Figures12
1.6	Reference to the Debtors or the Reorganized Debtors12
1.7	Controlling Document12
1.8	Nonconsolidated Plan12
ARTICLE II ADMINISTRATIVE AND PRIORITY CLAIMS	12
2.1	Administrative Claims12
2.2	Professional Claims13
2.3	Priority Tax Claims13
2.4	Statutory Fees13
ARTICLE III CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS	14
3.1	Classification of Claims and Interests14
3.2	Treatment of Classes of Claims and Interests14
3.3	Special Provision Governing Unimpaired Claims and Interests18
3.4	Elimination of Vacant Classes18
3.5	Voting Classes; Presumed Acceptance by Non-Voting Classes18
3.6	Subordinated Claims and Interests18
ARTICLE IV PROVISIONS FOR IMPLEMENTATION OF THE PLAN	19
4.1	General Settlement of Claims19
4.2	Plan Transactions19
4.3	Cancellation of Notes, Instruments, Certificates, and Other Documents19
4.4	Exemption from Certain Taxes and Fees20
4.5	Reorganized Debtors20
4.6	Retiree Benefits22
ARTICLE V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	22
5.1	Assumption of Executory Contracts and Unexpired Leases22
5.2	Cure of Defaults and Objections to Cure and Assumption22
5.3	Pre-existing Payment and Other Obligations23
5.4	Rejection Damages Claims and Objections to Rejections23
5.5	Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date24
5.6	Indemnification Obligations24
5.7	Director and Officer Liability Insurance24
5.8	Modifications, Amendments, Supplements, Restatements, or Other Agreements24
5.9	Reservation of Rights24
5.10	Non-occurrence of the Effective Date25
ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS	25
6.1	Distributions on Account of Claims and Interests Allowed as of the Effective Date25
6.2	Special Rules for Distributions to Holders of Disputed Claims and Interests25
6.3	Delivery of Distributions25
6.4	Claims Paid or Payable by Third Parties27

ii

Exhibit 2.1

6.5	Setoffs27
6.6	Allocation Between Principal and Accrued Interest28
ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS	28
7.1	Disputed Claims Process28
7.2	Prosecution of Objections to Claims and Interests28
7.3	Interest28
7.4	Disallowance of Claims and Interests28
ARTICLE VIII THE PLAN ADMINISTRATOR	29
8.1	The Plan Administrator29
8.2	Wind-Down30
8.3	Exculpation, Indemnification, Insurance and Liability Limitation30
8.4	Tax Returns31
8.5	Dissolution of the Reorganized Debtors31
ARTICLE IX EFFECT OF CONFIRMATION OF THE PLAN	31
9.1	Discharge of Claims and Termination of Interests31
9.2	Term of Injunctions or Stays31
9.3	Release of Liens32
9.4	Releases by the Debtors32
9.5	Releases by Holders of Claims and Interests33
9.6	Exculpation33
9.7	Injunction34
9.8	Protection Against Discriminatory Treatment34
9.9	Reimbursement or Contribution34
9.10	Dissolution of Creditors Committee34
ARTICLE X CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	35
10.1	Conditions Precedent to the Effective Date.35
10.2	Waiver of Conditions Precedent35
10.3	Effect of Non-Occurrence of Conditions to Consummation35
ARTICLE XI MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	35
11.1	Modification of Plan35
11.2	Revocation or Withdrawal of Plan36
ARTICLE XII RETENTION OF JURISDICTION	36
ARTICLE XIII MISCELLANEOUS PROVISIONS	37
13.1	Additional Documents37
13.2	Payment of Statutory Fees37
13.3	Reservation of Rights37
13.4	Successors and Assigns38
13.5	Service of Documents38
13.6	Entire Agreement38
13.7	Plan Supplement Exhibits38
13.8	Non-Severability39
ARTICLE XIV CRAMDOWN REQUEST	39

iii

INTRODUCTION

RAIT Funding, LLC and its Debtor affiliates in the above-captioned chapter 11 cases jointly propose this Plan for the resolution of outstanding Claims against, and Interests in, the Debtors.  Capitalized terms used in this Plan shall have the meanings set forth in ARTICLE I below.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor.  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.  The classifications of claims and interests set forth in ARTICLE III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable.  The Plan does not contemplate substantive consolidation of any of the Debtors.  Reference is made to the Disclosure Statement for a discussion of the debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

1.1Defined Terms

1.“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Claims; (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code; and (d) any other obligation designated as an Allowed Administrative Claims pursuant to a Final Order of the Bankruptcy Court.

2.“Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, except as otherwise set forth in the Plan or a Final Order, which: (a) with respect to Administrative Claims other than Professional Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Claims, shall be 45 days after the Effective Date; provided that Filing requests for payment of Administrative Claims is not required where the Plan, Bankruptcy Code, or a Final Order does not require such Filing.

3.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

4.“Allowed” means, as to a Claim or an Interest, that (i) such Claim or Interest was expressly allowed under this Plan or otherwise by a Final Order, (ii) proof of such Claim or Interest was properly and timely filed in accordance with all applicable orders of the Bankruptcy Court and provisions of the Plan, the Bankruptcy Code, and the Bankruptcy Rules, and the applicable time for parties in interest to bring objections to allowance of such Claim or Interest has passed (or if such an objection was brought by a party in interest, such objection has been determined by a Final Order in favor of the Holder of such Claim or Interest), (iii) such Claim or Interest has been listed in the applicable Debtor’s Schedules or list of equity security Holders, as applicable, as liquidated in amount and not disputed or contingent, and no contrary proof of Claim or Interest has been filed on account of such Claim or Interest, or (iv) a Claim or Interest as to which a Proof of Claim or Proof of Interest, as applicable, was filed timely and as to which no objection was filed.

5.“Assumption Schedule” means the schedule of Executory Contracts and Unexpired Leases in the Plan Supplement, as may be amended from time to time, setting forth certain Executory Contracts and Unexpired Leases for assumption, or assumption and assignment, as of the Effective Date under section 365 of the Bankruptcy Code.

6.“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

7.“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

8.“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

9.“Bankruptcy Rules” means, collectively, the following, as applicable to the Chapter 11 Cases: (i) the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, (ii) the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, and (iii) any applicable general orders or chambers procedures of the Bankruptcy Court, all as may be amended from time to time.

10.“Bar Date” means the dates established by the Bankruptcy Court by which Proofs of Claim must be filed.

11.“Bidding Procedures Order” means the Order (I) Establishing the Bidding Procedures, Including Approval of a Break-Up Fee and Expense Reimbursement, and (II) Granting Related Relief dated October 2, 2019 [D.I. 126].

12.“Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

13.“Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

14.“Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against Insiders and/or any other Entities under the Bankruptcy Code, including Avoidance Actions) of any of the Debtors, the debtors in possession, and/or the Estates (including those actions set forth in the Plan Supplement), whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

15.“Certificate” means any instrument evidencing a Claim or an Interest.

16.“Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

17.“Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor.

18.“Claims and Solicitation Agent” means Epiq Bankruptcy Solutions, LLC, the claims and solicitation agent retained by the Debtors in the Chapter 11 Cases pursuant to order of the Bankruptcy Court.

19.“Claims Objection Bar Date” means the deadline for objecting to a Claim, which shall be on the date that is 180 days after the Effective Date, subject to extension by order of the Bankruptcy Court upon the request by the Reorganized Debtors.

2

20.“Claims Register” means the official register of Claims against or Interests in the Debtors maintained by the Claims and Solicitation Agent.

21.“Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

22.“Common Interests” means the common stock of RAIT Parent (OTCPK: RASFQ).

23.“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

24.“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

25.“Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

26.“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

27.“Consummation” means the occurrence of the Effective Date.

28.“Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

29.“Creditors Committee” means the Official Committee of Unsecured Creditors appointed by the US Trustee in the Chapter 11 Cases.

30.“Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default which is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

31.“Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include:  (a) procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases; (b) Cure Claims to be paid in connection therewith; and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

32.“Cure/Assumption Objection Deadline” means the date that is 14 days after filing of the Assumption Schedule with the Plan Supplement and service of the Cure Notice; provided that if any Executory Contract or Unexpired Lease is added to the Assumption Schedule after the filing of the initial Assumption Schedule, or an Executory Contract or Unexpired Lease proposed to be assumed by the Debtors or Reorganized Debtors is proposed to be assigned to a third party after the filing of the initial Assumption Schedule, then the Cure/Assumption Objection Deadline with respect to such Executory Contract or Unexpired Lease shall be the earlier of (a) 14 days after service of the amended Assumption Schedule with such modification and (b) the date of the scheduled Confirmation Hearing.

33.“D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Debtors for liability of any current or former directors, managers, officers, and members.

34.“Debtors” means, collectively, each of the following (the debtors and debtors in possession in the Chapter 11 Cases): RAIT Funding, LLC; RAIT Financial Trust; RAIT General, Inc.; RAIT Limited, Inc.; Taberna Realty Finance Trust; RAIT JV TRS, LLC; and RAIT JV TRS Sub, LLC.

35.“Disclosure Statement” means the Bankruptcy Court-approved disclosure statement for the Plan as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto.

3

36.“Disputed” means, as to a Claim or an Interest, that the Claim or an Interest is not yet Allowed.

37.“Disputed Claim Reserve” means a reserve established by the Debtors prior to the Effective Date for the payment of Disputed Claims if and to the extent that they should become Allowed Claims.  If the Debtors intend to reserve less than the full amount of filed Disputed Claims, prior to the Effective Date, the Debtors shall file a motion for an order establishing the Disputed Claim Reserve.

38.“Distribution Agent” means the Debtors, the Plan Administrator (or the Senior Notes Trustee with respect to the Senior Notes), or the Entity or Entities selected by the Debtors or the Plan Administrator, to make or facilitate distributions contemplated under the Plan.

39.“Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or Reorganized Debtors, in their sole discretion, on or after the Effective Date, upon which the Distribution Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan; provided that Distribution Dates shall occur no less frequently than every 30 days after the Effective Date, as necessary.

40.“Distribution Proceeds” means all Cash of the Debtors available on the Effective Date, including any proceeds of the Sale Transaction, and any funds received after the Effective Date, after (i) the payment of all Allowed Secured Claims, Allowed Administrative Claims, Allowed Priority Claims, Allowed Senior Note Claims, Allowed General Unsecured Claims, (ii) the creation and funding of the Disputed Claims Reserve and the Wind-Down Reserve.

41.“Distribution Record Date” means the date for determining which Holders of Allowed Claims or Allowed Interests are eligible to receive distributions hereunder, which shall be (a) the Confirmation Date or (b) such other date as designated in a Final Order of the Bankruptcy Court.

42.“Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 10.1 have been satisfied or waived in accordance with Section 10.2.

43.“Employee Retention and Severance Plans” means the employee retention bonus and severance plans in effect as of the Petition Date for RAIT Parent’s employees.

44.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

45.“Estate” means the bankruptcy estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

46.“Exculpated Party” means each of the following in its capacity as such:  (a) the Debtors; (b) the Creditors Committee and all members thereof, (c) the Reorganized Debtors, (d) the Plan Administrator, (e) the Trustees, (f) the RSA Counterparties, and (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entity’s successors and assigns and current and former affiliates, subsidiaries, officers, directors, trustees, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals.

47.“Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

48.“File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Claims and Solicitation Agent.

49.“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

50.“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or

4

amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility of a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable non-bankruptcy law, may be filed relating to such order or judgment shall not prevent such order or judgment from being a Final Order.

51.“First-Half Sale Transaction Escrow” means an amount initially equal to $2,000,000 to be held in escrow and released to the Sellers or the Purchaser, as applicable, pursuant to the terms of the Purchase Agreement within six months after the closing of the Sale Transaction.

52.“General Unsecured Claim” means any Claim other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a Senior Note Claim, a RAIT Parent Subordinated Guaranty Claim, a Subordinated Taberna Note Claim, a Subordinated RF Junior Note Claim, a Section 510(b) Claim, or an Intercompany Claim.

53.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

54.“Holder” means an Entity holding a Claim or an Interest, as the context requires.

55.“Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

56.“Indentures” means (i) the Senior Notes Indentures, (ii) the Taberna Junior Subordinated Indenture, and (iii) the RF Note Indenture.

57.“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

58.“Intercompany Claim” means any Claim held by a Debtor or a Debtor’s Affiliate against a Debtor or a Debtor’s Affiliate.

59.“Intercompany Contract” means a contract between or among two or more Debtors or a contract between or among one or more Affiliates and one or more Debtors.

60.“Intercompany Interest” means an Interest in one Debtor held by another Debtor or a Debtor’s Affiliate.

61.“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

62.“Interim Compensation Order” means the order of the Bankruptcy Court establishing procedures for interim compensation and reimbursement of expenses of professionals.

63.“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as may be amended from time to time.

64.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

65.“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

66.“Other Secured Claim” means any Secured Claim other than a Secured Tax Claim or a Secured Subordinated Note Claim.

5

67.“Parent Guarantee Agreement” means that certain Parent Guarantee Agreement dated as of February 12, 2007, by and between RAIT Parent, as Parent Guarantor, and the Subordinated RF Junior Note Indenture Trustee, as Guarantee Trustee.

68.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

69.“Petition Date” means the date on which each of the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

70.“Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.

71.“Plan Administrator” means the Person designated by the Debtors prior to the Confirmation Date to carry out the Reorganized Debtors’ responsibilities under this Plan as set forth in ARTICLE VIII hereof.

72.“Plan Documents” means the RSAs, the Plan, the Disclosure Statement, the Plan Supplement, and the various agreements and other documents formalizing or implementing the Plan and the transactions contemplated thereunder.

73.“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be Filed by the Debtors no later than five (5) Business Days before the Plan objection deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents Filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement. The Plan Supplement shall include the following: (a) Assumption Schedule; (b) Rejection Schedule; (c) a list of retained Causes of Action; and (d) any and all other documentation necessary to effectuate the Plan or that is contemplated by the Plan. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with ARTICLE X hereof (including, for avoidance of doubt, to reflect the terms and conditions of the Sale Transactions).

74.“Preferred Interests” means the following series of preferred stock in RAIT Parent and Taberna, as applicable, but excluding any Intercompany Interests:  (a) 7.75% Series A cumulative redeemable preferred shares of RAIT Parent (OTCPK: RASGQ); (b) 8.375% Series B cumulative redeemable preferred shares of RAIT Parent (OTCPK: RASJQ); (c) 8.875% Series C cumulative redeemable preferred shares of RAIT Parent (OTCPK: RASLQ); and (d) 12.5% Series A cumulative non-voting preferred shares of Taberna.

75.“Priority Claims” means, collectively, Priority Tax Claims and Other Priority Claims.

76.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

77.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, or the proportion that Allowed Claims or Allowed Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Interest under the Plan.

78.“Pro Rata Share” means the ratio (expressed as a percentage) of the amount of an Allowed Interest or Claim in a Class to the aggregate amount of all Allowed Interests or Claims in the same Class.

79.“Professional” means an Entity:  (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

6

80.“Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

81.“Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the total Professional Fee Reserve Amount funded by the Reorganized Debtors on the Effective Date.

82.“Professional Fee Reserve Amount” means the aggregate amount of Professional Claims that the Professionals estimate they have incurred or will incur in rendering service to the Estates prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Section 2.2 hereof.

83.“Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

84.“Proof of Interest” means a proof of Interest filed with respect to any of the Debtors in the Chapter 11 Cases.

85.“Purchase Agreement” means either (i) if the Stalking Horse Purchaser is the Winning Bidder (as defined in the Bidding Procedures Order), then the Stalking Horse Purchase Agreement, or (ii) if another party is determined to be the Winning Bidder (as defined in the Bidding Procedures Order), then the definitive asset purchase agreement by and between the applicable Debtors and such Winning Bidder, as amended, modified, or supplemented from time to time.

86.“Purchaser” means either (i) CF RFP Holdings LLC, together with its successors and permitted assigns, or (ii) such other party determined to be the Winning Bidder (as such term is used in the Bidding Procedures Order), together with its successors and permitted assigns.

87. “RAIT Funding” means RAIT Funding, LLC.

88.“RAIT Funding RSA Counterparty” means Kodiak CDO I, Ltd., as Holder of certain undivided preferred beneficial interests issued and sold by Taberna Funding Capital Trust I.

89. “RAIT General” means RAIT General, Inc.

90.“RAIT JV TRS” means RAIT JV TRS, LLC.

91.“RAIT JV TRS Sub” means RAIT JV TRS Sub, LLC.

92.“RAIT Limited” means RAIT Limited, Inc.

93.“RAIT Parent” means RAIT Financial Trust.

94.“RAIT Parent Subordinated Guaranty Claim” means the Claim arising under that certain Parent Guarantee Agreement dated as of February 12, 2007, by and between RAIT Parent, as Parent Guarantor, and The Bank of New York Trust Company, National Association, as Guarantee Trustee.

95.“Reinstated” or “Reinstatement” means, with respect to Claims or Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

96.“Rejection Schedule” means the schedule of Executory Contracts and Unexpired Leases in the Plan Supplement, as may be amended from time to time, setting forth certain Executory Contracts and Unexpired Leases for rejection as of the Effective Date under section 365 of the Bankruptcy Code.

97.“Released Party” means each of the following in its capacity as such:  (a) the Debtors; (b) the RSA Counterparties; (c) the Taberna Noteholder; (d) the Reorganized Debtors, (e) the Plan Administrator, (f) the Creditors Committee and all members thereof, (g) the Trustees and (h) with respect to each of the foregoing Entities in clauses

7

(a) through (g), such Entity’s successors and assigns and current and former affiliates, subsidiaries, officers, directors, trustees, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals.

98.“Releasing Parties” means each of the following in its capacity as such:  (a) the Debtors and their Affiliates; (b) the Reorganized Debtors and their Affiliates; (c) the Plan Administrator; (d) each Holder of a Claim entitled to vote to accept or reject the Plan that votes to accept or reject the Plan but does not affirmatively elect to “opt out” of being a Releasing Party by checking the applicable box on the ballot; (e) each Holder of a Claim entitled to vote to accept or reject the Plan that does not vote and does not affirmatively elect to “opt out” of being a Releasing Party by timely objecting to the Plan’s third-party release provisions; and (f) each Holder of a Claim that is Unimpaired and presumed to accept the Plan that does not affirmatively elect to “opt out” of being a Releasing Party by timely objecting to the Plan’s third-party release provisions.

99.“Reorganized Debtors” or “Reorganized Debtor” means the Debtors or Debtor, as applicable, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

100.“Retained Causes of Action List” means a list of all retained Causes of Action of the Debtors, identified in the Plan Supplement.

101.“RF Note Indenture” means, collectively, (i) that certain Junior Subordinated Indenture dated as of February 12, 2007 by and between RAIT Funding and The Bank of New York Mellon Trust Company National Association, as trustee, and (ii) that certain Amended and Restated Trust Agreement by and between RAIT Funding (f/k/a Taberna Funding LLC), as Depositor, the Subordinated RF Junior Note Indenture Trustee, as Property Trustee, The Bank of New York Mellon (Delaware), as Delaware Trustee, and the Administrative Trustees Named Therein, dated as of February 12, 2007, pursuant to which the TFC Trust was established.

102.“RSA Counterparties” means, collectively, the RAIT Funding RSA Counterparty and the Taberna RSA Counterparty.

103.“RSAs” means, collectively, (i) the Restructuring and Plan Support Agreement dated as of August 31, 2019, by and among RAIT Parent, RAIT Funding, and the RAIT Funding RSA Counterparty, and (ii) the Restructuring and Plan Support Agreement dated as of August 29, 2019, by and among RAIT Parent, Taberna, and the Taberna RSA Counterparty, each as filed on the docket on September 9, 2019 [D.I. 52] and as altered, amended, modified, or supplemented from time to time.

104.“Sale Transaction” means the sale of the Debtors’ assets to the Purchaser in accordance with the Purchase Agreement.

105.“Sale Transaction Escrow” means funds that may be held in escrow under the Purchase Agreement.

106.“Schedules” means collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

107.“Second-Half Sale Transaction Escrow” means an amount initially equal to $2,000,000 to be held in escrow and released to the Sellers or the Purchaser, as applicable, pursuant to the terms of the Purchase Agreement within 24 months after the closing of the Sale Transaction.

108.“Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code.

109.“Secured Claim” means a Claim:  (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

8

110.“Secured Subordinated Note Claims” means Claims arising under the certain $18,670,743 junior subordinated note issued by Taberna on October 25, 2010, with a maturity date of March 30, 2035, to the extent such Claims are Secured Claims.

111.“Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

112.“Sellers” means, collectively, the Debtors and any Affiliate of the Debtors that is a Seller under the Purchase Agreement.

113.“Senior Note” means, collectively, (i) the certain 7.625% senior notes issued by RAIT Parent on April 14, 2014, with a maturity date of April 15, 2024, and (ii) the certain 7.125% senior notes issued by RAIT Parent on August 14, 2014, with a maturity date of August 30, 2019, pursuant to the Senior Note Indentures.

114.“Senior Note Claims” means Claims arising under the Senior Note.

115.“Senior Note Indentures” means that certain indenture, dated as of December 10, 2013, by and between RAIT Parent and the Senior Note Trustee, as amended, restated, and supplemented from time to time, including by: (i) that certain Second Supplemental Indenture, dated as of April 14, 2014, by and between RAIT Parent and the Senior Note Trustee; and (ii) that Third Supplemental Indenture, dated as of August 14, 2014, by and between RAIT Parent and the Senior Note Trustee.

116.“Senior Note Trustee” means Wells Fargo Bank, National Association, in its capacity as indenture trustee for the Senior Note, together with its successors, assigns, or any replacement indenture trustee appointed pursuant to the terms of the Senior Note Indentures.

117.“Senior Note Trustee Claims” means Claims for reasonable fees and charges incurred by Senior Notes Trustees pursuant to the Senior Note Indentures, provided that (i) the Senior Note Trustee shall reasonably estimate its fees and charges, and shall deliver such estimate to the Debtors no later than five days before the Effective Date (which estimate shall not be deemed to limit the amount of the fees and charges that are the subject of the Senior Note Trustee’s request for payment of its fees and charges) and (ii) if the Senior Note Trustee does not provide an estimate, the Debtors or the Plan Administrator may estimate the fees and charges of the Senior Note Trustee.

118.“Servicer” means an indenture trustee, agent, or other authorized representative of Holders of Claims or Interests, including Trustees.

119.“Stalking Horse Purchase Agreement” means that certain Equity and Asset Purchase Agreement dated as of August 30, 2019, by and between RAIT Parent, RAIT General, RAIT Limited, Taberna, as Sellers, and the Stalking Horse Purchaser, as Buyer, as amended, modified, or supplemented from time to time.

120. “Stalking Horse Purchaser” means CF RFP Holdings LLC, together with its successors and permitted assigns.

121. “Subordinated RF Junior Note Indenture Trustee” means The Bank of New York Mellon Trust Company, National Association, in its capacity as trustee for the Subordinated RF Junior Note pursuant to the RF Note Indenture.

122.“Subordinated RF Junior Note” means the certain $25.1 million junior note issued by RAIT Funding, with a maturity date of April 30, 2037.

123.“Subordinated RF Junior Note Claim” means Claims arising under the Subordinated RF Junior Note pursuant to the RF Note Indenture, which shall include Claims for reasonable fees and charges incurred by the Subordinated RF Junior Note Indenture Trustee pursuant to the RF Note Indenture, provided that (i) the Subordinated RF Junior Note Indenture Trustee shall reasonably estimate its fees and charges, and shall deliver such estimate to the

9

Debtors no later than five days before the Effective Date (which estimate shall not be deemed to limit the amount of the fees and charges that are the subject of the Subordinated RF Junior Note Indenture Trustee’s request for payment of its fees and charges) and (ii) if the Subordinated RF Junior Note Indenture Trustee does not provide an estimate, the Debtors or the Plan Administrator may estimate the fees and charges of the Subordinated RF Junior Note Indenture Trustee.

124.“Subordinated Taberna Note Claims” means Claims arising under that certain $18,670,743 junior subordinated note issued by Taberna on October 25, 2010, with a maturity date of March 30, 2035.

125.“Taberna” means Taberna Realty Finance Trust.

126.“Taberna Indenture Trustee” means UMB Bank, National Association, in its capacity as successor indenture trustee for the Taberna Junior Subordinated Note, together with its successors, assigns, or any replacement indenture trustee appointed pursuant to the terms of the Taberna Junior Subordinated Indenture.

127.“Taberna Junior Subordinated Indenture” means that certain indenture, dated as of October 25, 2010, by and between Taberna and the Taberna Indenture Trustee.

128.“Taberna Junior Subordinated Note” means the certain $18,670,743 junior subordinated note issued by Taberna on October 25, 2010, with a maturity date of March 30, 2035, pursuant to the Taberna Junior Subordinated Indenture.

129.“Taberna Noteholder” means Taberna Preferred Funding I, Ltd.

130.“Taberna RSA Counterparty” means TP Management LLC, in its capacity as delegate collateral manager under that certain Delegation Agreement dated as of December 14, 2014, by and between the Taberna Noteholder, Taberna Capital Management, and JPMorgan Chase Bank, National Association, as amended or supplemented from time to time.

131.“TFC Trust” means the Taberna Funding Capital Trust I established pursuant to the RF Note Indenture.

132.“Trustees” means (i) Senior Note Trustee; (ii) the Subordinated RF Junior Note Indenture Trustee, as Property Trustee under the RF Note Indenture, and as Guarantee Trustee under the Parent Guarantee Agreement; (iii) the Taberna Indenture Trustee; and (iv) The Bank of New York Mellon (Delaware), in its capacity as Delaware Trustee under the RF Note Indenture.

133.“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Interest to a Holder that has not:  (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

134.“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

135.“Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

136.“U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

137.“Voting Deadline” means {*}, 2019 at 5:00 p.m. (prevailing Eastern Time).

138.“Wind-Down” means the wind-down and dissolution of the Debtors and their Estates following the Effective Date as set forth in Section 8.2 hereof.

10

139.“Wind-Down Reserve” means a segregated account established by the Plan Administrator on the Effective Date and funded with Cash in an amount determined by the Plan Administrator, in the exercise of its reasonable discretion, to satisfy the expenses of the Reorganized Debtors and the Plan Administrator (including, for the avoidance of doubt, in consultation with the RSA Counterparties, the compensation of the Plan Administrator) as set forth in the Plan.

1.2Rules of Interpretation

For purposes of the Plan:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (13) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan, all without further notice to, or action, order, or approval of, the Bankruptcy Court or any other Entity; and (14) except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

1.3Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

1.4Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

1.5Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

11

1.6Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

1.7Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and any document included in the Plan Supplement, the terms of the relevant provision in the Plan shall control (unless stated otherwise in such document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

1.8Nonconsolidated Plan

Although for purposes of administrative convenience and efficiency the Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against, and Interests in, the Debtors, the Plan does not provide for the substantive consolidation of any of the Debtors.

ARTICLE II
ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in ARTICLE III.

2.1Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Plan Administrator, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either:  (a) on the Effective Date, or as soon as practicable thereafter; (b) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, then in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims without any further action by the Holders of such Allowed Administrative Claims.

2.2Professional Claims

(a)Final Fee Applications and Payment of Professional Claims

All final requests for payment of Professional Claims incurred during the period from the Petition Date through the Effective Date shall be Filed no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior orders of the Bankruptcy Court, including the Interim Compensation Order, and once approved by the Bankruptcy Court, shall be promptly paid from the Professional Fee Escrow Account up to the full Allowed amount. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, and the Plan Administrator shall pay the full unpaid amount of such Allowed Administrative Claim in Cash.

12

(b)Professional Fee Escrow Account

On the Effective Date, the Plan Administrator shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates. The amount of Professional Claims owing to the Professionals shall be paid in Cash to such Professionals by the Plan Administrator as soon as reasonably practicable after such Professional Claims are Allowed. When all Allowed amounts owing to the Professionals have been paid in full, any amount remaining in the Professional Fee Escrow Account shall promptly be paid to the Plan Administrator without any further action or order of the Bankruptcy Court. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Claims, the remaining unpaid Allowed Professional Fee Claims will be paid by the Plan Administrator.

(c)Professional Fee Reserve Amount

Professionals shall reasonably estimate their unpaid Professional Claims, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or the Plan Administrator may estimate the unpaid and unbilled fees and expenses of such Professional.

2.3Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim shall receive, on the Effective Date or as soon as practicable thereafter, payment in Cash in an amount equal to the amount of such Allowed Priority Tax Claim.

2.4Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the United States Code before the Effective Date shall be paid by the Debtors. On and after the Effective Date, to the extent applicable, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Reorganized Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of the applicable Debtor’s Chapter 11 Case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

ARTICLE III
CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1Classification of Claims and Interests

Except for the Claims addressed in ARTICLE II, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code.  Because this Plan constitutes a separate Plan proposed by each Debtor, each of the general Classes below shall be deemed a separate Class with respect to Claims against or Interests in each applicable Debtor for all purposes.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
1	Secured Tax Claims	Unimpaired	Presumed to Accept

13

Class	Claim or Interest	Status	Voting Rights
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Other Priority Claims	Unimpaired	Presumed to Accept
4	Senior Note Claims and Senior Note Trustee Claims	Unimpaired	Presumed to Accept
5	General Unsecured Claims	Unimpaired	Presumed to Accept
6	Subordinated Taberna Note Claims	Impaired	Entitled to Vote
7	Subordinated RF Junior Note Claims and RAIT Subordinated Guaranty Claims	Impaired	Entitled to Vote
8	Intercompany Claims	Unimpaired	Presumed to Accept
9	Intercompany Interests	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject
10	Section 510(b) Claims	Unimpaired	Presumed to Accept
11	Preferred Interests in RAIT Parent	Impaired	Deemed to Reject
12	Preferred Interests in Taberna	Impaired	Deemed to Reject
13	Common Interests in RAIT Parent	Impaired	Deemed to Reject

3.2Treatment of Classes of Claims and Interests

Except to the extent that a Holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such Holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest.  Unless otherwise indicated, the Holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date, or as soon as practicable thereafter.

(a)Class 1 — Secured Tax Claims

(1)	Classification: Class 1 consists of any Secured Tax Claims against any Debtor.
(1)	Treatment: Each Holder of an Allowed Secured Tax Claim shall receive payment in Cash in an amount equal to the amount of such Allowed Secured Tax Claim.
(2)

Voting:  Class 1 is Unimpaired.  Holders of Class 1 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan.

(b)Class 2 — Other Secured Claims

(1)	Classification: Class 2 consists of any Other Secured Claims against any Debtor.
(2)

Treatment:  Each Holder of an Allowed Other Secured Claim will receive, at the Debtors’ election: (a) payment in Cash in an amount equal to the amount of such Allowed Other Secured Claim; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

(3)

Voting:  Class 2 is Unimpaired.  Holders of Class 2 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Class 2 Claims are not entitled to vote to accept or reject the Plan.

14

(c)Class 3 — Other Priority Claims

(1)	Classification: Class 3 consists of any Other Priority Claims against any Debtor.
(2)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive payment in Cash in an amount equal to the amount of such Allowed Other Priority Claim.
(3)

Voting:  Class 3 is Unimpaired. Holders of Class 3 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Class 3 Claims are not entitled to vote to accept or reject the Plan.

(d)Class 4 — Senior Note Claims and Senior Note Trustee Claims

(1)	Classification: Class 4 consists of Senior Note Claims and Senior Note Trustee Claims against RAIT Parent.
(2)

Treatment:  Each Holder of an Allowed Senior Note Claim and Senior Note Trustee Claim shall receive payment in Cash in an amount equal to the amount of such Allowed Senior Note Claim and Allowed Senior Note Trustee Claim.

(3)

Voting:  Class 4 is Unimpaired. Holders of Class 4 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Class 4 Claims are not entitled to vote to accept or reject the Plan.

(e)Class 5 — General Unsecured Claims

(1)	Classification: Class 5 consists of any General Unsecured Claims against any Debtor.
(2)

Treatment:  Each Holder of an Allowed General Unsecured Claim shall receive, at the Debtors’ election: (a) payment in Cash in an amount equal to the amount of such Allowed General Unsecured Claim; or (b) Reinstatement of such Claim.

(3)

Voting:  Class 5 is Unimpaired.  Holders of Class 5 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Class 5 Claims are not entitled to vote to accept or reject the Plan.

(f)Class 6 Subordinated Taberna Note Claim

(1)	Classification: Class 6 consists of the Subordinated Taberna Note Claim against Taberna.
(2)	Allowance: The Subordinated Taberna Note Claim shall be Allowed in the amount of $18,670,743 (the “Allowed Taberna Note Claim Amount”).
(3)

Treatment:  On or as soon as practicable after the Effective Date, the Holder of the Allowed Subordinated Taberna Note Claim shall receive payment in cash of (i) $12,250,000 from Distribution Proceeds, plus (ii) after receipt by the Holder of the Allowed Subordinated RF Junior Note Claim of an amount equal to $1,750,000 from the Second-Half Sale Transaction Escrow, an amount equal to $250,000 (or such amount as may be available) from the Second-Half Sale Transaction Escrow, plus, subject to the payment in full of the Allowed RAIT Funding Claim Amount, (a) all other Distribution Proceeds, if any, plus (b) any funds, if any, remaining in the Disputed Claim Reserve after all Disputed Claims are Allowed or otherwise resolved, plus (c) any funds remaining in the Wind-Down Reserve, provided however, that the amount paid pursuant to this subparagraph shall not exceed the Allowed Taberna Note Claim Amount.

15

(4)	Voting: Class 6 is Impaired. The Holder of the Class 6 Claim is entitled to vote to accept or reject the Plan.

(g)Class 7 — Subordinated RF Junior Note Claim and RAIT Parent Subordinated Guaranty Claim

(1)	Classification: Class 7 consists of the Subordinated RF Junior Note Claim against RAIT Funding and the RAIT Parent Subordinated Guaranty Claim against RAIT Parent.
(2)	Allowance: The Class 7 Claims shall be Allowed as a single Claim against RAIT Parent in the aggregate amount of $23,750,000 (the “Allowed RAIT Funding Claim Amount”).
(3)

Treatment:  On or as soon as practicable after the Effective Date, the Holders of the Allowed Class 7 Claim shall receive up to the Allowed RAIT Funding Claim Amount from (a) the Distribution Proceeds (after the Holder of the Subordinated Taberna Note Claim receives $12,250,000 from Distribution Proceeds), plus (b) any funds remaining in the Disputed Claim Reserve after all disputed Claims are Allowed or otherwise resolved, plus (c) all proceeds otherwise payable to the Sellers under the Purchase Agreement of the First-Half Sale Transaction Escrow, plus, (d) all proceeds otherwise payable to the Sellers under the Purchase Agreement of the Second-Half Transaction Escrow up to $1,750,000 on a first-out basis, plus (e) any funds remaining in the Wind-Down Reserve.

(4)	Voting: Class 7 is Impaired. Holders of Class 7 Claims are entitled to vote to accept or reject the Plan.

(h)Class 8 — Intercompany Claims

(1)	Classification: Class 8 consists of any Intercompany Claims against any Debtor.
(2)	Treatment: Each Allowed Intercompany Claim, unless otherwise provided for under the Plan, will be Reinstated.
(3)

Voting:  Class 8 is Unimpaired.  Holders of Class 8 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Class 8 Claims are not entitled to vote to accept or reject the Plan.

(i)Class 9 — Intercompany Interests

(1)	Classification: Class 9 consists of any Intercompany Interests in RAIT General, RAIT Limited, Taberna, RAIT JV TRS, RAIT JV TRS Sub, and RAIT Funding.
(2)

Treatment:  Each Allowed Intercompany Interest shall, at the Debtors’ election: (a) be Reinstated for administrative convenience; or (b) be canceled and released without any distribution on account to of such Interests.

(3)

Voting:  Class 9 is either Unimpaired, and the Holders of Intercompany Interests are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and the Holders of Intercompany Interests are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

(j)Class 10 — Section 510(b) Claims

(1)	Classification: Class 10 consists of any Section 510(b) Claims against any Debtor.

16

(2)

Allowance:  Notwithstanding anything in the Plan to the contrary, a Class 10 Claim, if existing, may only become Allowed by Final Order of the Bankruptcy Court.  The Debtors are not aware of any asserted Class 10 Claims and believe that no Class 10 Claims exists.

(3)

Treatment:  Each Holder of an Allowed Section 510(b) Claim (if any) shall receive, at the Debtors’ election: (a) payment in Cash in an amount equal to the amount of such Allowed Section 510(b) Claim; (b) Reinstatement of such Claim; or (C) in accordance with section 510(b) of the Bankruptcy Code, treatment as if such Holder held a number of Allowed Preferred Interests or Common Interests, as applicable, equal in value to the amount of its Allowed Section 510(b) Claim.

(4)

Voting:  Class 10 is Unimpaired.  Holders (if any) of Class 10 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders (if any) of Class 10 Claims are not entitled to vote to accept or reject the Plan.

(k)Class 11 — Preferred Interests in RAIT Parent

(1)	Classification: Class 11 consists of any Preferred Interests in RAIT Parent.
(2)

Treatment:  Each Preferred Interest in RAIT Parent shall be canceled, released, and extinguished, and will be of no further force or effect and no Holder of Preferred Interests in RAIT Parent shall be entitled to any recovery or distribution under the Plan on account of such Interests.

(3)

Voting:  Class 11 is Impaired.  Holders of Class 11 Interests are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  Holders of Class 11 Interests are not entitled to vote to accept or reject the Plan.

(l)Class 12 — Preferred Interests in Taberna

(1)	Classification: Class 11 consists of any Preferred Interests in Taberna.
(2)

Treatment:  Each Preferred Interest in Taberna shall be canceled, released, and extinguished, and will be of no further force or effect and no Holder of Preferred Interests in Taberna shall be entitled to any recovery or distribution under the Plan on account of such Interests.

(3)

Voting:  Class 12 is Impaired.  Holders of Class 12 Interests are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  Holders of Class 12 Interests are not entitled to vote to accept or reject the Plan.

(m)Class 13 — Common Interests

(1)	Classification: Class 13 consists of Common Interests in RAIT Parent.
(2)

Treatment:  Each Common Interest shall be canceled, released, and extinguished, and will be of no further force or effect and no Holder of Common Interests shall be entitled to any recovery or distribution under the Plan on account of such Interests.

(3)

Voting:  Class 13 is Impaired. Holders of Class 13 Interests are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  Holders of Class 13 Interests are not entitled to vote to accept or reject the Plan.

17

3.3Special Provision Governing Unimpaired Claims and Interests

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim or Interest, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim or Interest.

3.4Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

3.5Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class of Claims or Interests is eligible to vote and no Holder of Claims or Interests, as applicable, in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

3.6Subordinated Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and their respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV
PROVISIONS FOR IMPLEMENTATION OF THE PLAN

4.1General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

4.2Plan Transactions

Before, on, and after the Effective Date, the Debtors or Plan Administrator, as applicable, shall take all actions as may be necessary or appropriate to effectuate the terms of this Plan, including: (a) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (d) such other transactions that are required

18

to effectuate the Plan; and (e) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

4.3Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, Certificates, and other documents evidencing Claims or Interests, including the Senior Note Claims, the Subordinated Taberna Note Claim, the Subordinated RF Junior Note Claim, and the RAIT Parent Subordinated Guaranty Claim, shall be cancelled, and the TFC Trust shall be terminated in accordance with the terms of the RF Note Indenture, and the obligations of the Debtors or Reorganized Debtors thereunder or in any way related thereto shall be supplanted for all purposes by the obligations set forth in this Plan, and the Trustees shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of (a) allowing Holders of Claims and Interests and Holders of any interest in the TFC Trust to receive distributions under the Plan, (b) allowing and preserving the rights of the Servicer to make distributions on account of Claims and Interests as provided in Article VI, (c) preserving the Trustees’ rights to compensation and indemnification as against any money or property distributable to Holders of Senior Note Claims, Subordinated Taberna Note Claim, Subordinated RF Junior Note Claim or the RAIT Parent Subordinated Guaranty Claim, or distributions pursuant to the RF Note Indenture, including permitting the Trustees to maintain, enforce, and exercise their charging liens against such distributions, (d) preserving all rights, including rights of enforcement, of the Trustees against any person other than a Released Party, including with respect to indemnification or contribution from the Holders of (i) the Senior Note Claims pursuant and subject to the terms of the Senior Note Indentures, or (ii) the Subordinated Taberna Note Claim pursuant and subject to the terms of the Taberna Subordinated Indenture, (e) permitting the Trustees to enforce any obligation (if any) owed to the Trustees under the Plan, and (f) permitting the Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; provided, further, however, that (x) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, except as expressly provided for in the Plan and (y) except as otherwise provided in the Plan, the terms and provisions of the Plan shall modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The Trustees shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Trustees and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Trustees shall be relieved of and released from any obligations and duties arising thereunder.

4.4Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under this Plan, including any issuance, transfer or exchange of any security, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

4.5Reorganized Debtors

On and after the Effective Date, the Reorganized Debtors shall continue in existence for purposes of (a) winding down the Debtors’ business and affairs, (b) resolving Disputed Claims, (c) making distributions on account of Allowed Claims as provided hereunder, (d) establishing and funding appropriate distribution reserve accounts, (e) enforcing and prosecuting claims, interests, rights, and privileges under the Causes of Action on the Retained Causes of Action List in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (f) filing appropriate tax returns, (g) complying with their continuing obligations under the Purchase Agreement, if any, and (h) administering the Plan in an efficacious manner.

19

(a)Sources of Consideration for Plan Distributions

The Reorganized Debtors will fund distributions under the Plan with Cash on hand on the Effective Date and the revenues and proceeds of all assets of the Debtors or Reorganized Debtors, including the Sale Transaction proceeds and all Causes of Action not settled, released, discharged, enjoined, or exculpated under the Plan or otherwise on or prior to the Effective Date.

(b)Vesting of Assets in Reorganized Debtors

Except as otherwise provided in the Plan, the Purchase Agreement, or any agreement, instrument, or other document incorporated herein or therein, on the Effective Date, the assets of the Debtors shall vest in the Reorganized Debtors for the purpose of liquidating the Estates, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided for in the Plan or the Purchase Agreement, the Debtors and the Reorganized Debtors may operate their business and use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(c)The Plan Administrator

The Plan Administrator shall act for the Reorganized Debtors in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same), solely for the benefit of the Holders of Class 6 and Class 7 Claims. On the Effective Date, the authority, power, and incumbency of the persons acting as managers, directors, and officers of the Debtors shall terminate, and the Plan Administrator shall be appointed as the sole manager, sole director, and sole officer of the Reorganized Debtors, and shall succeed to the powers of the Debtors’ managers, directors, and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Reorganized Debtors.

The foregoing shall not limit the authority of the Reorganized Debtors or the Plan Administrator, as applicable, to continue the employment any former manager or officer, including pursuant to any transition services agreement entered into on or after the Effective Date by and between the Reorganized Debtors and the Purchaser.

(d)Dissolution of the Debtors

Unless otherwise provided in this Plan or the Purchase Agreement, the Reorganized Debtors shall be dissolved as soon as practicable on or after the Effective Date. The Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve any of the Debtors, and shall: (a) file a certificate of dissolution for any of the Debtors, together with all other necessary corporate and company documents, to effect the dissolution of such Debtor under the applicable laws of its state of formation; and (b) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for any of the Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any of the Debtors or their Estates for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

The filing by the Plan Administrator of any of the Reorganized Debtors’ certificate of dissolution or similar document shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, trustees, board of directors, or board of managers of Reorganized RAIT Parent or any of its affiliates.

(e)Corporate Action

Upon the Effective Date, all actions contemplated under the Plan, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved in all respects (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan or deemed necessary or desirable by the Debtors before, on, or after the Effective Date involving the corporate structure of the Debtors or the Reorganized Debtors, and any

20

corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan or corporate structure of the Debtors or Reorganized Debtors, shall be deemed to have occurred and shall be in effect on the Effective Date, without any requirement of further action by the security Holders, directors, managers, or officers of the Debtors or the Reorganized Debtors. Before the Effective Date, the appropriate officers of the Debtors, and on or after the Effective Date, the Plan Administrator on behalf of the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by this Section 4.5(g) shall be effective notwithstanding any requirements under non-bankruptcy law.

(f)Effectuating Documents; Further Transactions

Prior to the Effective Date, the Debtors are, and on and after the Effective Date, the Reorganized Debtors and the Plan Administrator are, authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, notice, or consents, except for those expressly required pursuant to the Plan.

(g)Preservation of Causes of Action

Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, all rights to commence, prosecute, or settle, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, shall vest in the Reorganized Debtors and be enforceable by the Plan Administrator pursuant to the terms of the Plan. Except for any Cause of Action against an Entity that is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Plan Administrator may enforce all rights to commence, prosecute, or settle, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Plan Administrator’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Plan Administrator may, in its reasonable business judgment, pursue such Causes of Action and may retain and compensate professionals in the analysis or pursuit of such Causes of Action to the extent the Plan Administrator deems appropriate, including on a contingency fee basis. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Reorganized Debtors or the Plan Administrator will not pursue any and all available Causes of Action against them. The Reorganized Debtors and the Plan Administrator expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Plan Administrator expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. The Plan Administrator reserves and shall retain the foregoing Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. The Plan Administrator shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to, or action, order, or approval of, the Bankruptcy Court.

4.6Retiree Benefits

Pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

21

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease not previously rejected, assumed, or assumed and assigned, including any employee benefit plans and other Executory Contracts under which employee obligations arise, shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is specifically described in the Plan as to be assumed in connection with confirmation of the Plan, or is specifically scheduled to be assumed or assumed and assigned pursuant to the Plan or the Plan Supplement; (2) is subject to a pending motion to assume such Unexpired Lease or Executory Contract as of the Effective Date; (3) is to be assumed by the Debtors or assumed by the Debtors and assigned to another third party, as applicable, in connection with the Sale Transaction; (4) is a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan; or (5) is an insurance policy, including but not limited to, any D&O Liability Insurance Policy. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assignments, and rejections, including the assumption of the Executory Contracts or Unexpired Leases as provided in the Plan Supplement, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

Notwithstanding the foregoing, on the Effective Date, Reorganized RAIT Parent shall be deemed to have assumed the Employee Retention and Severance Plans.

5.2Cure of Defaults and Objections to Cure and Assumption

The Debtors or Plan Administrator, as applicable, shall pay Cure Claims on the Effective Date or as soon as practicable thereafter.  Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Claims that differ from the amounts paid or proposed to be paid by the Debtors or Plan Administrator must be filed with the Claims and Solicitation Agent on or before 30 days after the Effective Date.  Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Plan Administrator or any further notice to or action, order, or approval of the Bankruptcy Court.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Plan Administrator of the Cure; provided, however, that nothing herein shall prevent the Plan Administrator from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure.  The Plan Administrator also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, any objection to the assumption of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with the Bankruptcy Court on or before 30 days after the Effective Date.  Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Plan Administrator’s, as applicable, first scheduled omnibus hearing for which such objection is timely filed.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is a dispute regarding a Cure Claim, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure Claim shall occur as soon as practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or Plan Administrator, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.  The Debtors or Plan Administrator, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease within 45 days after a Final Order resolving an objection to assumption or determining the Cure Claim or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease, is entered.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cure Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults,

22

arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed satisfied as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

5.3Pre-existing Payment and Other Obligations

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors, as applicable, under such contract or lease.  In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide:  (a) payment to the contracting Debtors or Reorganized Debtors, as applicable, of outstanding and future amounts owing thereto under or in connection with rejected Executory Contracts or Unexpired Leases or (b) warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected Executory Contracts.

5.4Rejection Damages Claims and Objections to Rejections

Pursuant to section 502(g) of the Bankruptcy Code, counterparties to Executory Contracts or Unexpired Leases that are rejected shall have the right to assert Claims, if any, on account of the rejection of such contracts and leases.  Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of Executory Contracts and Unexpired Leases pursuant to the Plan must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Confirmation Date or the effective date of rejection.  Any such Proofs of Claim that are not timely filed shall be disallowed without the need for any further notice to or action, order, or approval of the Bankruptcy Court.  Such Proofs of Claim shall be forever barred, estopped, and enjoined from assertion.  Moreover, such Proofs of Claim shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Plan Administrator or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged notwithstanding anything in a Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as Class 5 - General Unsecured Claims against the applicable Debtor counterparty thereto.

5.5Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date

Contracts, Intercompany Contracts, and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

5.6Indemnification Obligations

All indemnification obligations in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the post-petition directors, officers, trustees, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed and remain in full force and effect after the Effective Date, and shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

5.7Director and Officer Liability Insurance

To the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Debtors shall be deemed to have assumed all D&O Liability Insurance Policies with respect to the Debtors’ and each of its or their, as appropriate, Affiliates’, directors, trustees, managers, officers, and employees serving on or before the Petition Date

23

pursuant to section 365(a) of the Bankruptcy Code, and coverage for defense and indemnity under any of the D&O Liability Insurance Policies shall remain available to all individuals within the definition of “Insured” in any of the D&O Liability Insurance Policies. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

5.8Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.9Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

5.10Non-occurrence of the Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting any Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1Distributions on Account of Claims and Interests Allowed as of the Effective Date

(a)Delivery of Distributions in General

Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of the applicable Claim or Interest, on the first Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims and Allowed Secured Tax Claims shall be paid in accordance with Sections 2.3 and 3.2(a)(1), respectively.  The first

24

Distribution Date for Claims Allowed on or before the Effective Date shall be as soon as reasonably practical after the Effective Date, but no later than thirty (30) days following the Effective Date.  To the extent any Allowed Priority Tax Claim or Allowed Secured Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.  Distribution Dates shall occur no less frequently than every thirty (30) days, as necessary in the Plan Administrator’s sole discretion, after the Effective Date.  Each distribution to the Trustees on Allowed Claims in Class 4, Class 6, and Class 7 shall be subject in all respects to the right of the Trustees to assert any applicable charging liens against the respective distribution in accordance to the terms of the applicable Indentures.

6.2Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order, provided, however that if a portion of a Claim is not Disputed, the Distribution Agent shall make a partial distribution based on such portion of such Claim that is not Disputed.

6.3Delivery of Distributions

(a)Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders, if any, listed on the Claims Register as of the close of business on the Distribution Record Date.  Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred fewer than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b)Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to Holders of Allowed Claims or Interests governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement.  Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims and Interests, including Claims and Interests that become Allowed after the Distribution Record Date, shall be made to Holders of record as of the Distribution Record Date by the Distribution Agent or a Servicer, as appropriate:  (1) to the address of such Holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 14 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 14 days before the Effective Date; or (3) to any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.  The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

(c)Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable

25

withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

(d)Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Petition Date, without further notice, hearing, or order of the Bankruptcy Court.

(e)Undeliverable, and Unclaimed Distributions

(1)

Undeliverable Distributions.  If any distribution to a Holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date.  Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to Section 6.2(e)(2), and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(2)

Reversion.  Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor.  Upon such revesting, the Claim or Interest of any Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

6.4Claims Paid or Payable by Third Parties

(a)Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b)Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be disallowed to the extent of any agreed upon satisfaction on the Claims Register by the Claims and

26

Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)Applicability of Insurance Policies

Except as otherwise provided herein, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

6.5Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder.  In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

6.6Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Petition Date.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

7.1Disputed Claims Process

Except as otherwise provided herein, if a party files a proof of claim and the Debtors or Plan Administrator, as applicable, do not determine in their sole discretion, and without the need for notice to or action, order or approval of the Bankruptcy Court, that the Claim subject to such proof of claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII.  Except as otherwise provided herein, all proofs of claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Plan Administrator or any further notice to or action, order, or approval of the Bankruptcy Court.

7.2Prosecution of Objections to Claims and Interests

Except insofar as a Claim or Interest is Allowed under the Plan, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to the Claim or Interest.  Any objections to Claims and Interests shall be served and filed on or before the Claims Objection Bar Date.  All Claims and Interests not objected to by the end of such period shall be deemed Allowed.  For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such

27

Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including any Causes of Action against the Holder of such Disputed Claim or Interest.

7.3Interest

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.  To the extent that there are surplus Distribution Proceeds or funds remaining in the Disputed Claim Reserve or Wind-Down Reserve after payment in full of the Allowed Taberna Note Claim Amount and Allowed RAIT Funding Claim Amount, the Plan Administrator shall file a motion with the Bankruptcy Court to distribute such funds in accordance with applicable law.

7.4Disallowance of Claims and Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if:  (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE VIII

THE PLAN ADMINISTRATOR

8.1The Plan Administrator

The powers of the Plan Administrator shall include any and all powers and authority to implement the Plan and to administer and distribute the Distribution Proceeds and the proceeds, if any, from the Sale Transaction Escrow and wind down the business and affairs of the Debtors and the Reorganized Debtors, including: (1) liquidating, receiving, holding, investing, supervising, and protecting the assets of the Reorganized Debtors; (2) taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan from the Distribution Proceeds or otherwise; (3) making distributions as contemplated under the Plan; (4) establishing and maintaining bank accounts in the name of the Reorganized Debtors; (5) subject to the terms set forth herein, employing, retaining, terminating, or replacing professionals to represent it with respect to its responsibilities or otherwise effectuating the Plan to the extent necessary; (6) paying all reasonable fees, expenses, debts, charges, and liabilities of the Reorganized Debtors; (7) administering and paying taxes of the Reorganized Debtors, including filing tax returns; (8) representing the interests of the Reorganized Debtors or the Estates before any taxing authority in all matters, including any action, suit, proceeding, or audit; and (9) exercising such other powers as may be vested in it pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan.

The Plan Administrator may resign at any time upon 30 days’ written notice delivered to the Bankruptcy Court; provided that such resignation shall only become effective upon the appointment of a permanent or interim successor Plan Administrator. Upon its appointment, the successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of its predecessor and all responsibilities of the predecessor Plan Administrator relating to the Reorganized Debtors shall be terminated.

(a)Plan Administrator Rights and Powers

28

The Plan Administrator shall retain and have all the rights, powers, and duties necessary to carry out its responsibilities under this Plan, and as otherwise provided in the Confirmation Order. The Plan Administrator shall be the exclusive trustee of the assets of the Reorganized Debtors for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

(b)Retention of Professionals

The Plan Administrator shall have the right to retain the services of attorneys, accountants, and other professionals that, in the discretion of the Plan Administrator, are necessary to assist the Plan Administrator in the performance of its duties. The reasonable fees and expenses of such professionals shall be paid by the Reorganized Debtors from the Wind-Down Reserve upon the monthly submission of statements to the Plan Administrator. The payment of the reasonable fees and expenses of the Plan Administrator’s retained professionals shall be made in the ordinary course of business from the Wind-Down Reserve and shall not be subject to the approval of the Bankruptcy Court.

(c)Compensation of the Plan Administrator

The Plan Administrator’s compensation, on a post-Effective Date basis, shall be as described in the Plan Supplement and paid out of the Wind-Down Reserve. Except as otherwise ordered by the Bankruptcy Court, the fees and expenses incurred by the Plan Administrator on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including attorney fees and expenses) made by the Plan Administrator in connection with such Plan Administrator’s duties shall be paid without any further notice to, or action, order, or approval of, the Bankruptcy Court in Cash from the Wind-Down Reserve if such amounts relate to any actions taken hereunder.

(d)Plan Administrator Expenses

All costs, expenses, and obligations incurred by the Plan Administrator in administering this Plan, the Reorganized Debtor, or in any manner connected, incidental, or related thereto, in effecting distributions from the Reorganized Debtors thereunder (including the reimbursement of reasonable expenses) shall be a charge against the assets of the Reorganized Debtors remaining from time to time in the hands of the Plan Administrator. Such costs, expenses, and obligations shall be paid from the Wind-Down Reserve.

The Debtors and the Plan Administrator, as applicable, shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. However, in the event that the Plan Administrator is so ordered after the Effective Date, all costs and expenses of procuring any such bond or surety shall be paid for with Cash from the Wind-Down Reserve.

8.2Wind-Down

On and after the Effective Date and except as provided in the Purchase Agreement, the Plan Administrator will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve the Debtors’ Estates.

As soon as practicable after the Effective Date, the Plan Administrator shall: (1) cause the Debtors and the Reorganized Debtors, as applicable, to comply with, and abide by, the terms of the Purchase Agreement and any other documents contemplated thereby; (2) to the extent applicable, file a certificate of dissolution or equivalent document, together with all other necessary corporate and company documents, to effect the dissolution of the Debtors under the applicable laws of their state of incorporation or formation (as applicable); and (3) take such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan. Any certificate of dissolution or equivalent document may be executed by the Plan Administrator without need for any action or approval by the shareholders or board of directors or managers of any Debtor. From and after the Effective Date, except with respect to the Reorganized Debtors as set forth herein, the Debtors (1) for all purposes shall be deemed to have

29

withdrawn their business operations from any state in which the Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, (2) shall be deemed to have canceled pursuant to this Plan all Interests, and (3) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date. Notwithstanding the Debtors’ dissolution, the Debtors shall be deemed to remain intact solely with respect to the preparation, filing, review, and resolution of applications for Professional Claims.

The filing of the final monthly report (if required for the month in which the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Plan Administrator.

8.3Exculpation, Indemnification, Insurance and Liability Limitation

The Plan Administrator and all professionals retained by the Plan Administrator, each in their capacities as such, shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the Reorganized Debtors. The Plan Administrator may obtain, at the expense of the Reorganized Debtors and with funds from the Wind-Down Reserve, commercially reasonable liability, errors and omissions, directors and officers, or other appropriate insurance with respect to the indemnification obligations of the Reorganized Debtors. The Plan Administrator may rely upon written information previously generated by the Debtors.

Notwithstanding anything to the contrary contained herein, the Plan Administrator in its capacity as such, shall have no liability whatsoever to any party for the liabilities and/or obligations, however created, whether direct or indirect, in tort, contract, or otherwise, of the Debtors.

8.4Tax Returns

After the Effective Date, the Plan Administrator, or an accounting firm that the Plan Administrator designates and provides oversight, shall complete and file all final or otherwise required federal, state, and local tax returns for each of the Debtors and non-debtor Affiliates, as applicable, and, pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of any Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

8.5Dissolution of the Reorganized Debtors

Upon a certification to be Filed with the Bankruptcy Court by the Plan Administrator of all distributions having been made and completion of all its duties under the Plan and entry of a final decree closing the last of the Chapter 11 Cases, the Reorganized Debtors shall be deemed to be dissolved without any further action by the Reorganized Debtors, including the filing of any documents with the secretary of state for the state in which the Reorganized Debtors is formed or any other jurisdiction. The Plan Administrator, however, shall have authority to take all necessary actions to dissolve the Reorganized Debtors in and withdraw the Reorganized Debtors from applicable state(s).

ARTICLE IX

EFFECT OF CONFIRMATION OF THE PLAN

9.1Discharge of Claims and Termination of Interests

To the maximum extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action against any Debtor of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights

30

against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability to the extent such Claims or Causes of Action accrued before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. Unless expressly provided in the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

9.2Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

9.3Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

9.4Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, Plan Administrator, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, Plan Administrator, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(a)	the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Plan Documents;
(b)

any Plan Document, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan;

(c)

the Chapter 11 Cases, the Disclosure Statement, the Plan, the Purchase Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement; or

31

(d)

the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Plan Document, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 9.4, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 9.4; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors asserting any Claim or Cause of Action released by this Section 9.4.

9.5Releases by Holders of Claims and Interests

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor or Reorganized Debtor, as applicable, and each other Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

(a)	the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Plan Documents;
(b)

any Plan Document, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan;

(c)

the Chapter 11 Cases, the Disclosure Statement, the Plan, the Purchase Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement; or

(d)

the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Plan Document, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 9.5, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 9.5; (c) in the best interests of the

32

Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released by this Section 9.5 against any of the Released Parties.

9.6Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Sale Transaction, the Purchase Agreement, or any Plan Document, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon closing of the Chapter 11 Cases or the Effective Date shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

9.7Injunction

Except with respect to the obligations arising under the Plan or the Confirmation Order, and except as otherwise expressly provided in the Plan or the Confirmation Order, all Entities that held, hold, or may hold claims or interests that have been released, discharged, or exculpated pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors or Reorganized Debtors, or the other Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

9.8Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

33

9.9Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent or (b) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

9.10Dissolution of Creditors Committee

On the Effective Date, the Creditors Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code, except for the limited purpose of prosecuting requests for payment of Professional Claims for services and reimbursement of expenses incurred prior to the Effective Date by such Creditors Committee and its Professionals.

ARTICLE X

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

10.1Conditions Precedent to the Effective Date.  It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 10.2:

(a)The Plan Documents shall be in form and substance reasonably acceptable to the RSA Counterparties;

(b)the Confirmation Order shall have been entered, shall be in form and substance reasonably acceptable to the RSA Counterparties, and such order shall not have been stayed, modified, or vacated on appeal;

(c)the Sale Transaction shall have been consummated;

(d)the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Plan Documents;

(e)the Debtors shall have paid or reserved for all statutory fees due to the United States Trustee;

(f)the Debtors shall have paid or reserved for all expenses and payments due to be made on the Effective Date of the Plan; and

(g)not more than 240 days shall have passed from the Petition Date.

10.2Waiver of Conditions Precedent

The Debtors, with the written consent of the RSA Counterparties, may waive any of the conditions to the Effective Date set forth in Section 10.1 any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

10.3Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall:  (a) constitute a waiver or release of any

34

Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

11.1Modification of Plan

Effective as of the date hereof:  (a) the Debtors reserve the right, with the reasonable consent of the RSA Counterparties, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, subject to the limitations set forth herein and, if effective, the Purchase Agreement; and (b) after the entry of the Confirmation Order (and before the Effective Date with the reasonable consent of the Creditors Committee and the RSA Counterparties), the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, subject to the limitations set forth herein and, if effective, the Purchase Agreement.

11.2Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then:  (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XII

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction, to the maximum extent permitted by applicable law, over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including specifically jurisdiction to:

(a)allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c)resolve any matters related to Executory Contracts or Unexpired Leases, including:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amendment, modification, or supplement, after the Effective Date, pursuant to ARTICLE V, of the list of Executory

35

Contracts and Unexpired Leases to be rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

(d)ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(e)adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(f)enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan or the Confirmation Order, including contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

(g)enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(h)grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(i)issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

(j)hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including:  (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Section 6.4(a); (b) with respect to the releases, injunctions, and other provisions contained in ARTICLE IX, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or the Confirmation Order, or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order, including those arising under agreements, documents, or instruments executed in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

(k)enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(l)consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(m)hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(n)enter an order or Final Decree concluding or closing the Chapter 11 Cases;

(o)enforce all orders previously entered by the Bankruptcy Court; and

(p)hear any other matter not inconsistent with the Bankruptcy Code.

36

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

13.2Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

13.3Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

13.4Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, trustee, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

13.5Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	RAIT Financial Trust Two Logan Square, 23rd Floor Philadelphia, PA 19103 Attn:Jamie Reyle CEO, President & General Counsel jreyle@rait.com
Counsel to Reorganized Debtors	Drinker Biddle & Reath LLP 1177 Avenue of the Americas, 41st Floor New York, NY 10036 Attn:Michael Pompeo michael.pompeo@dbr.com

37

United States Trustee	Office of the United States Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19801 Attn:Richard L. Schepacarter richard.schepacarter@usdoj.gov

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to parties in interest providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, such party must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

13.6Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

13.7Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://dm.epiq11.com/case/RTF/info or the Bankruptcy Court’s website at www.deb.uscourts.gov.  Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

13.8Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

ARTICLE XIV

CRAMDOWN REQUEST

The Debtors hereby request Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class(es) of Claims and Interests.  The Debtors reserve the right to modify the Plan in accordance with ARTICLE XI hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

[Signature page follows.]

38

Dated: October 14, 2019	RAIT FINANCIAL TRUST RAIT GENERAL, INC. RAIT LIMITED, INC. TABERNA REALTY FINANCE TRUST RAIT JV TRS, LLC RAIT JV TRS SUB, LLC RAIT FUNDING, LLC
By: /s/ John J. Reyle
Name:John J. Reyle Title:CEO, President, and General Counsel

117788643.15